Exhibit 99.1

Equinix Reports First Quarter 2012 Results

  Reported revenues of $452.2 million, a 5% increase over the previous quarter and a 25% increase over the same quarter last year
  Increased full year 2012 revenue guidance to greater than $1,890.0 million and increased 2012 adjusted EBITDA guidance to greater than $860.0 million

REDWOOD CITY, Calif.--(BUSINESS WIRE)--April 25, 2012--Equinix, Inc. (Nasdaq:EQIX), a provider of global data center services, today reported quarterly results for the quarter ended March 31, 2012. The Company uses certain non-GAAP financial measures, which are described further below and reconciled to the most comparable GAAP financial measures after the presentation of our GAAP financial statements.

Revenues were $452.2 million for the first quarter, a 5% increase over the previous quarter and a 25% increase over the same quarter last year. Recurring revenues, consisting primarily of colocation, interconnection and managed services were $429.6 million for the first quarter, a 5% increase over the previous quarter and a 25% increase over the same quarter last year. Non-recurring revenues were $22.6 million in the quarter.

“Our strong first quarter results reflect growth in all three regions, which is being propelled by strong secular trends in mobility, cloud computing and data management, leaving us well positioned to achieve our 2012 objectives,” said Steve Smith, president and CEO of Equinix. “Global ecosystems being formed inside Equinix reflect these trends as well as our unique position to power the global digital economy.”

Cost of revenues were $225.1 million for the first quarter, a 2% decrease over the previous quarter and a 16% increase over the same quarter last year. Cost of revenues, excluding depreciation, amortization, accretion and stock-based compensation of $84.5 million, which we refer to as cash cost of revenues, were $140.6 million for the first quarter, a 2% decrease from the previous quarter and a 15% increase over the same quarter last year. Gross margins for the quarter were 50%, up from 47% for the previous quarter and up from 46% for the same quarter last year. Cash gross margins, defined as gross profit before depreciation, amortization, accretion and stock-based compensation, divided by revenues, for the quarter were 69%, up from 67% for the previous quarter and up from 66% for the same quarter last year.

Selling, general and administrative expenses were $125.0 million for the first quarter, a 7% increase over the previous quarter and a 30% increase over the same quarter last year. Selling, general and administrative expenses, excluding depreciation, amortization and stock-based compensation of $28.5 million, which we refer to as cash selling, general and administrative expenses, were $96.5 million for the first quarter, an 8% increase over the previous quarter and a 32% increase over the same quarter last year.

Interest expense was $52.8 million for the first quarter, a 4% decrease from the previous quarter and a 41% increase over the same quarter last year, primarily attributed to the $750.0 million 7.00% senior notes offering in July 2011. The Company recorded income tax expense of $14.0 million for the first quarter and income tax expense of $11.1 million in the same quarter last year.

Net income attributable to Equinix for the first quarter was $34.5 million. This represents a basic net income per share attributable to Equinix of $0.74 and a diluted net income per share attributable to Equinix of $0.71 based on a weighted average share count of 47.0 million and 51.1 million, respectively, for the first quarter of 2012.

Income from operations was $101.1 million for the first quarter, a 22% increase from the previous quarter and a 42% increase over the same quarter last year. Adjusted EBITDA, defined as income or loss from operations before depreciation, amortization, accretion, stock-based compensation, restructuring charges and acquisition costs, for the first quarter was $215.2 million, an increase of 9% over the previous quarter and a 29% increase over the same quarter last year.

Capital expenditures, defined as gross capital expenditures less the net change in accrued property, plant and equipment in the first quarter, were $145.5 million, of which $102.4 million was attributed to expansion capital expenditures and $43.1 million was attributed to ongoing capital expenditures.

The Company generated cash from operating activities of $126.0 million for the first quarter as compared to $187.6 million in the previous quarter and $117.8 million for the same quarter last year. Cash provided by investing activities was $269.4 million in the first quarter as compared to cash used in investing activities of $194.6 million in the previous quarter and cash used in investing activities of $286.4 million for the same quarter last year. Cash used in financing activities was $44.0 million for the first quarter.

As of March 31, 2012, the Company’s cash, cash equivalents and investments were $1,083.3 million, as compared to $1,076.3 million as of December 31, 2011.

In April 2012, virtually all of the holders of the 2.50% $250.0 million convertible subordinated notes converted their notes. The Company settled the $250.0 million in aggregate principal amount of the 2.50% convertible subordinated notes, plus accrued interest, in $253.1 million of cash and approximately 623,000 shares of the Company’s common stock.

Business Outlook

For the second quarter of 2012, the Company expects revenues to be in the range of $466.0 to $468.0 million, which includes $3.0 million of negative foreign currency headwinds. Cash gross margins are expected to approximate 68%. Cash selling, general and administrative expenses are expected to range between $100.0 and $104.0 million. Adjusted EBITDA is expected to be between $212.0 and $214.0 million, which includes a $3.0 million increase in professional fees and $1.0 million of negative currency headwinds. Capital expenditures are expected to be approximately $240.0 to $260.0 million, comprised of approximately $40.0 million of ongoing capital expenditures and $200.0 to $220.0 million of expansion capital expenditures.

For the full year of 2012, total revenues are expected to be greater than $1,890.0 million, which includes $9.0 million of negative foreign currency headwinds. Total year cash gross margins are expected to approximate 67%. Cash selling, general and administrative expenses are expected to range between $390.0 and $420.0 million. Adjusted EBITDA for the year is expected to be greater than $860.0 million, which includes a $10.0 million increase in professional fees and $4.0 million of negative currency headwinds. Capital expenditures for 2012 are expected to be in the range of $700.0 to $800.0 million, comprised of approximately $135.0 million of ongoing capital expenditures and $565.0 to $665.0 million for expansion capital expenditures.

Company Metrics and Q1 Results Presentation

The Company will discuss its results and guidance on its quarterly conference call on Wednesday, April 25, 2012, at 5:30 p.m. ET (2:30 p.m. PT). A simultaneous live Webcast of the call will be available on the Equinix investors website located at www.equinix.com/investors. To hear the conference call live, please dial 210-234-8004 (domestic and international) and reference the passcode (EQIX). A presentation to accompany the call as well as the Company’s Non-Financial Metrics tracking sheet, will also be available on the website.

A replay of the call will be available beginning on Wednesday, April 25, 2012, at 7:30 p.m. (ET) through May 25, 2012, by dialing 203-369-1363 (domestic and international) and reference the passcode (2012). In addition, the webcast will be available on the investors section of the Company’s website over the same time period. No password is required for the replay or the webcast.

About Equinix

Equinix, Inc. (Nasdaq: EQIX) connects businesses with partners and customers around the world through a global platform of high performance data centers, containing dynamic ecosystems and the broadest choice of networks. Platform Equinix connects more than 4,000 enterprises, cloud, digital content and financial companies including more than 700 network service providers to help them grow their businesses, improve application performance and protect their vital digital assets. Equinix operates in 38 strategic markets across the Americas, EMEA and Asia-Pacific and continually invests in expanding its platform to power customer growth. http://www.equinix.com.

Non-GAAP Financial Measures

Equinix provides all information required in accordance with generally accepted accounting principles (GAAP), but it believes that evaluating its ongoing operating results may be difficult if limited to reviewing only GAAP financial measures. Accordingly, Equinix uses non-GAAP financial measures, such as adjusted EBITDA, cash cost of revenues, cash gross margins, cash operating expenses (also known as cash selling, general and administrative expenses or cash SG&A), adjusted EBITDA margins, free cash flow and adjusted free cash flow to evaluate its operations. In presenting these non-GAAP financial measures, Equinix excludes certain items that it believes are not good indicators of the Company's current or future operating performance. These items are depreciation, amortization, accretion of asset retirement obligations and accrued restructuring charges, stock-based compensation, restructuring charges and acquisition costs. Legislative and regulatory requirements encourage use of and emphasis on GAAP financial metrics and require companies to explain why non-GAAP financial metrics are relevant to management and investors. Equinix excludes these items in order for Equinix's lenders, investors, and industry analysts who review and report on the Company, to better evaluate the Company's operating performance and cash spending levels relative to its industry sector and competitors.

Equinix excludes depreciation expense as these charges primarily relate to the initial construction costs of our IBX centers and do not reflect our current or future cash spending levels to support our business. Our IBX centers are long-lived assets, and have an economic life greater than 10 years. The construction costs of our IBX centers do not recur and future capital expenditures remain minor relative to our initial investment. This is a trend we expect to continue. In addition, depreciation is also based on the estimated useful lives of our IBX centers. These estimates could vary from actual performance of the asset, are based on historic costs incurred to build out our IBX centers, and are not indicative of current or expected future capital expenditures. Therefore, Equinix excludes depreciation from its operating results when evaluating its operations.

In addition, in presenting the non-GAAP financial measures, Equinix excludes amortization expense related to certain intangible assets, as it represents a cost that may not recur and is not a good indicator of the Company's current or future operating performance. Equinix excludes accretion expense, both as it relates to its asset retirement obligations as well as its accrued restructuring charges, as these expenses represent costs which Equinix believes are not meaningful in evaluating the Company's current operations. Equinix excludes stock-based compensation expense as it primarily represents expense attributed to equity awards that have no current or future cash obligations. As such, we, and many investors and analysts, exclude this stock-based compensation expense when assessing the cash generating performance of our operations. Equinix excludes restructuring charges from its non-GAAP financial measures. The restructuring charges relate to the Company's decision to exit leases for excess space adjacent to several of our IBX centers, which we did not intend to build out, or our decision to reverse such restructuring charges or severance charges related to the Switch and Data acquisition. Equinix excludes acquisition costs from its non-GAAP financial measures. The acquisition costs relate to costs the Company incurs in connection with business combinations. Management believes such items as restructuring charges and acquisition costs are non-core transactions; however, these types of costs will or may occur in future periods.

Our management does not itself, nor does it suggest that investors should, consider such non-GAAP financial measures in isolation from, or as a substitute for, financial information prepared in accordance with GAAP. However, we have presented such non-GAAP financial measures to provide investors with an additional tool to evaluate our operating results in a manner that focuses on what management believes to be our core, ongoing business operations. Management believes that the inclusion of these non-GAAP financial measures provides consistency and comparability with past reports and provides a better understanding of the overall performance of the business and its ability to perform in subsequent periods. Equinix believes that if it did not provide such non-GAAP financial information, investors would not have all the necessary data to analyze Equinix effectively.

Investors should note, however, that the non-GAAP financial measures used by Equinix may not be the same non-GAAP financial measures, and may not be calculated in the same manner, as that of other companies. In addition, whenever Equinix uses such non-GAAP financial measures, it provides a reconciliation of non-GAAP financial measures to the most closely applicable GAAP financial measure. Investors are encouraged to review the related GAAP financial measures and the reconciliation of these non-GAAP financial measures to their most directly comparable GAAP financial measure.

Equinix does not provide forward-looking guidance for certain financial data, such as depreciation, amortization, accretion, stock-based compensation, net income (loss) from operations, cash generated from operating activities and cash used in investing activities, and as a result, is not able to provide a reconciliation of GAAP to non-GAAP financial measures for forward-looking data. Equinix intends to calculate the various non-GAAP financial measures in future periods consistent with how they were calculated for the periods presented within this press release.

Forward Looking Statements

This press release contains forward-looking statements that involve risks and uncertainties. Actual results may differ materially from expectations discussed in such forward-looking statements. Factors that might cause such differences include, but are not limited to, the challenges of acquiring, operating and constructing IBX centers and developing, deploying and delivering Equinix services; unanticipated costs or difficulties relating to the integration of companies we have acquired or will acquire into Equinix; a failure to receive significant revenue from customers in recently built out or acquired data centers; failure to complete any financing arrangements contemplated from time to time; competition from existing and new competitors; the ability to generate sufficient cash flow or otherwise obtain funds to repay new or outstanding indebtedness; the loss or decline in business from our key customers; and other risks described from time to time in Equinix's filings with the Securities and Exchange Commission. In particular, see Equinix's recent quarterly and annual reports filed with the Securities and Exchange Commission, copies of which are available upon request from Equinix. Equinix does not assume any obligation to update the forward-looking information contained in this press release.

Equinix and IBX are registered trademarks of Equinix, Inc. International Business Exchange is a trademark of Equinix, Inc.

EQUINIX, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share data)
(unaudited)

	Three Months Ended
	March 31,	December 31,	March 31,
	2012	2011	2011

Recurring revenues	$429,621	$410,734	$343,909
Non-recurring revenues	22,579	20,578	19,120
Revenues	452,200	431,312	363,029

Cost of revenues	225,079	229,340	194,576
Gross profit	227,121	201,972	168,453

Operating expenses:
Sales and marketing	46,571	45,322	33,636
General and administrative	78,425	71,674	62,601
Restructuring charges	-	1,295	496
Acquisition costs	1,027	805	415
Total operating expenses	126,023	119,096	97,148

Income from operations	101,098	82,876	71,305

Interest and other income (expense):
Interest income	691	754	215
Interest expense	(52,818)	(55,151)	(37,361)
Other income (expense)	(154)	1,383	2,111
Total interest and other, net	(52,281)	(53,014)	(35,035)

Income before income taxes	48,817	29,862	36,270

Income tax expense	(14,006)	(13,769)	(11,125)

Net income	34,811	16,093	25,145

Net loss (income) attributable to redeemable non-controlling interests	(288)	1,717	-

Net income attributable to Equinix	$34,523	$17,810	$25,145

Net income per share attributable to Equinix:

Basic net income per share (1)	$0.74	$0.36	$0.54

Diluted net income per share (1)	$0.71	$0.35	$0.53

Shares used in computing basic net income per share	46,955	47,235	46,451

Shares used in computing diluted net income per share	51,061	48,083	47,219

(1)	The net income attributable to Equinix used in the computation of basic and diluted net income per share attributable to Equinix is presented below:

Net income	$34,811	$16,093	$25,145
Net loss (income) attributable to non-controlling interests	(288)	1,717	-
Adjustments attributable to redemption value of non-controlling interests	184	(837)	-
Net income attributable to Equinix, basic	34,707	16,973	25,145
Interest on convertible debt	1,699	-	-
Net income attributable to Equinix, diluted	$36,406	$16,973	$25,145

EQUINIX, INC.
CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS)
(in thousands)
(unaudited)

	Three Months Ended
	March 31,	December 31,	March 31,
	2012	2011	2011

Net income	$34,811	$16,093	$25,145

Other comprehensive income (loss), net of tax:
Foreign currency translation gain (loss)	34,312	(21,549)	50,683
Unrealized gain (loss) on available for sale securities	78	253	(21)
Other comprehensive income (loss), net of tax:	34,390	(21,296)	50,662

Comprehensive income (loss), net of tax	69,201	(5,203)	75,807

Net loss (income) attributable to redeemable non-controlling interests	(288)	1,717	-
Other comprehensive income attributable to redeemable non-controlling interests	(1,059)	(1,986)	-

Comprehensive income (loss) attributable to Equinix, net of tax	$67,854	$(5,472)	$75,807

EQUINIX, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)
(unaudited)

Assets	March 31,	December 31,
	2012	2011

Cash and cash equivalents	$632,944	$278,823
Short-term investments	283,910	635,721
Accounts receivable, net	158,561	139,057
Other current assets	98,608	182,156
Total current assets	1,174,023	1,235,757
Long-term investments	166,437	161,801
Property, plant and equipment, net	3,387,369	3,225,912
Goodwill	879,914	866,495
Intangible assets, net	145,350	148,635
Other assets	131,252	146,724
Total assets	$5,884,345	$5,785,324

Liabilities and Stockholders' Equity

Accounts payable and accrued expenses	$194,516	$229,043
Accrued property and equipment	125,250	93,224
Current portion of capital lease and other financing obligations	11,961	11,542
Current portion of loans payable	75,361	87,440
Current portion of convertible debt	249,474	246,315
Other current liabilities	61,521	57,690
Total current liabilities	718,083	725,254
Capital lease and other financing obligations, less current portion	402,911	390,269
Loans payable, less current portion	144,582	168,795
Senior notes	1,500,000	1,500,000
Convertible debt	698,159	694,769
Other liabilities	291,060	286,424
Total liabilities	3,754,795	3,765,511

Redeemable non-controlling interests	69,071	67,601

Common stock	48	48
Additional paid-in capital	2,490,401	2,437,623
Treasury stock	(99,031)	(86,666)
Accumulated other comprehensive loss	(110,367)	(143,698)
Accumulated deficit	(220,572)	(255,095)
Total stockholders' equity	2,060,479	1,952,212

Total liabilities, redeemable non-controlling interests and stockholders' equity	$5,884,345	$5,785,324

Ending headcount by geographic region is as follows:

Americas headcount	1,788	1,763
EMEA headcount	602	570
Asia-Pacific headcount	393	376
Total headcount	2,783	2,709

EQUINIX, INC.
SUMMARY OF DEBT OUTSTANDING
(in thousands)
(unaudited)

	March 31,	December 31,
	2012	2011

Capital lease and other financing obligations	$414,872	$401,811

Paris IBX financing	16,800	52,104
ALOG financing	17,323	10,288
Asia-Pacific financing	185,820	193,843
Total loans payable	219,943	256,235

Senior notes	1,500,000	1,500,000

Convertible debt, net of debt discount	947,633	941,084
Plus debt discount	72,103	78,652
Total convertible debt principal	1,019,736	1,019,736

Total debt outstanding	$3,154,551	$3,177,782

EQUINIX, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)
(unaudited)

	Three Months Ended
	March 31,	December 31,	March 31,
	2012	2011	2011

Cash flows from operating activities:
Net income	$34,811	$16,093	$25,145
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation, amortization and accretion	93,922	94,683	79,525
Stock-based compensation	19,103	18,472	15,535
Debt issuance costs and debt discount	8,107	8,356	7,284
Restructuring charges	-	1,295	496
Other reconciling items	2,857	4,526	1,563
Changes in operating assets and liabilities:
Accounts receivable	(19,677)	3,238	3,099
Deferred tax assets, net	5,370	4,632	5,640
Accounts payable and accrued expenses	(33,737)	45,274	(13,606)
Other assets and liabilities	15,237	(8,948)	(6,911)
Net cash provided by operating activities	125,993	187,621	117,770
Cash flows from investing activities:
Purchases, sales and maturities of investments, net	346,366	1,400	(2,185)
Purchases of real estate	-	(4,073)	(14,951)
Purchases of other property, plant and equipment	(145,490)	(190,160)	(175,115)
Other investing activities	68,557	(1,792)	(94,138)
Net cash provided by (used in) investing activities	269,433	(194,625)	(286,389)
Cash flows from financing activities:
Purchases of treasury stock	(13,364)	(86,666)	-
Proceeds from employee equity awards	30,460	3,189	15,668
Proceeds from loans payable	8,909	4,701	22,653
Repayment of capital lease and other financing obligations	(2,826)	(3,022)	(1,968)
Repayment of mortgage and loans payable	(67,129)	(1,556)	(10,102)
Other financing activities	-	(29)	(125)
Net cash provided by (used in) financing activities	(43,950)	(83,383)	26,126
Effect of foreign currency exchange rates on cash and cash equivalents	2,645	(1,313)	4,118
Net increase (decrease) in cash and cash equivalents	354,121	(91,700)	(138,375)
Cash and cash equivalents at beginning of period	278,823	370,523	442,841
Cash and cash equivalents at end of period	$632,944	$278,823	$304,466

Supplemental cash flow information:
Cash paid for taxes	$1,734	$1,985	$174
Cash paid for interest	$63,336	$28,846	$36,737

Free cash flow (1)	$49,060	$(8,404)	$(166,434)

Adjusted free cash flow (2)	$49,060	$(4,331)	$(151,483)

(1)

We define free cash flow as net cash provided by operating activities plus net cash provided by (used in) investing activities (excluding the net purchases, sales and maturities of investments) as presented below:

Net cash provided by operating activities as presented above	$125,993	$187,621	$117,770
Net cash provided by (used in) investing activities as presented above	269,433	(194,625)	(286,389)
Purchases, sales and maturities of investments, net	(346,366)	(1,400)	2,185
Free cash flow (negative free cash flow)	$49,060	$(8,404)	$(166,434)

(2)	We define adjusted free cash flow as free cash flow (as defined above) excluding any purchases or sales of real estate and acquisitions as presented below:

Free cash flow (as defined above)	$49,060	$(8,404)	$(166,434)
Less purchases of real estate	-	4,073	14,951
Adjusted free cash flow (negative adjusted free cash flow)	$49,060	$(4,331)	$(151,483)

EQUINIX, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS - NON-GAAP PRESENTATION
(in thousands)
(unaudited)

		Three Months Ended
		March 31,	December 31,	March 31,
		2012	2011	2011

Recurring revenues		$429,621	$410,734	$343,909
Non-recurring revenues		22,579	20,578	19,120
	Revenues (1)	452,200	431,312	363,029

Cash cost of revenues (2)		140,586	143,504	122,631
	Cash gross profit (3)	311,614	287,808	240,398

Cash operating expenses (4):
	Cash sales and marketing expenses (5)	38,186	37,085	27,104
	Cash general and administrative expenses (6)	58,278	52,592	46,018
	Total cash operating expenses (7)	96,464	89,677	73,122

Adjusted EBITDA (8)		$215,150	$198,131	$167,276

Cash gross margins (9)		69%	67%	66%

Adjusted EBITDA margins (10)		48%	46%	46%

Adjusted EBITDA flow-through rate (11)		81%	47%	103%

(1)	The geographic split of our revenues on a services basis is presented below:

	Americas Revenues:

	Colocation	$209,708	$202,840	$176,196
	Interconnection	54,646	52,383	45,922
	Managed infrastructure	13,970	12,476	767
	Rental	439	463	504
	Recurring revenues	278,763	268,162	223,389
	Non-recurring revenues	9,321	9,341	9,138
	Revenues	288,084	277,503	232,527

	EMEA Revenues:

	Colocation	83,951	80,174	68,200
	Interconnection	3,824	3,600	2,812
	Managed infrastructure	3,414	3,401	3,198
	Rental	344	238	118
	Recurring revenues	91,533	87,413	74,328
	Non-recurring revenues	9,803	7,835	7,711
	Revenues	101,336	95,248	82,039

	Asia-Pacific Revenues:

	Colocation	47,117	43,686	36,339
	Interconnection	7,320	6,789	5,341
	Managed infrastructure	4,888	4,684	4,512
	Recurring revenues	59,325	55,159	46,192
	Non-recurring revenues	3,455	3,402	2,271
	Revenues	62,780	58,561	48,463

	Worldwide Revenues:

	Colocation	340,776	326,700	280,735
	Interconnection	65,790	62,772	54,075
	Managed infrastructure	22,272	20,561	8,477
	Rental	783	701	622
	Recurring revenues	429,621	410,734	343,909
	Non-recurring revenues	22,579	20,578	19,120
	Revenues	$452,200	$431,312	$363,029

(2)	We define cash cost of revenues as cost of revenues less depreciation, amortization, accretion and stock-based compensation as presented below:

	Cost of revenues	$225,079	$229,340	$194,576
	Depreciation, amortization and accretion expense	(83,098)	(84,289)	(70,600)
	Stock-based compensation expense	(1,395)	(1,547)	(1,345)
	Cash cost of revenues	$140,586	$143,504	$122,631

	The geographic split of our cash cost of revenues is presented below:

	Americas cash cost of revenues	$83,307	$84,664	$70,210
	EMEA cash cost of revenues	35,353	36,677	34,491
	Asia-Pacific cash cost of revenues	21,926	22,163	17,930
	Cash cost of revenues	$140,586	$143,504	$122,631

(3)	We define cash gross profit as revenues less cash cost of revenues (as defined above).

(4)

We define cash operating expenses as operating expenses less depreciation, amortization, stock-based compensation, restructuring charges and acquisition costs. We also refer to cash operating expenses as cash selling, general and administrative expenses or "cash SG&A".

(5)	We define cash sales and marketing expenses as sales and marketing expenses less depreciation, amortization and stock-based compensation as presented below:

	Sales and marketing expenses	$46,571	$45,322	$33,636
	Depreciation and amortization expense	(4,350)	(4,308)	(3,666)
	Stock-based compensation expense	(4,035)	(3,929)	(2,866)
	Cash sales and marketing expenses	$38,186	$37,085	$27,104

(6)	We define cash general and administrative expenses as general and administrative expenses less depreciation, amortization and stock-based compensation as presented below:

	General and administrative expenses	$78,425	$71,674	$62,601
	Depreciation and amortization expense	(6,474)	(6,086)	(5,259)
	Stock-based compensation expense	(13,673)	(12,996)	(11,324)
	Cash general and administrative expenses	$58,278	$52,592	$46,018

(7)	Our cash operating expenses, or cash SG&A, as defined above, is presented below:

	Cash sales and marketing expenses	$38,186	$37,085	$27,104
	Cash general and administrative expenses	58,278	52,592	46,018
	Cash SG&A	$96,464	$89,677	$73,122

	The geographic split of our cash operating expenses, or cash SG&A, is presented below:

	Americas cash SG&A	$67,025	$59,881	$48,812
	EMEA cash SG&A	19,099	18,853	16,936
	Asia-Pacific cash SG&A	10,340	10,943	7,374
	Cash SG&A	$96,464	$89,677	$73,122

(8)	We define adjusted EBITDA as income from operations plus depreciation, amortization, accretion, stock-based compensation expense, restructuring charges and acquisition costs as presented below:

	Income from operations	$101,098	$82,876	$71,305
	Depreciation, amortization and accretion expense	93,922	94,683	79,525
	Stock-based compensation expense	19,103	18,472	15,535
	Restructuring charges	-	1,295	496
	Acquisition costs	1,027	805	415
	Adjusted EBITDA	$215,150	$198,131	$167,276

	The geographic split of our adjusted EBITDA is presented below:

	Americas income from operations	$61,918	$57,145	$47,319
	Americas depreciation, amortization and accretion expense	60,421	59,597	53,482
	Americas stock-based compensation expense	15,151	14,669	11,842
	Americas restructuring charges	-	1,295	496
	Americas acquisition costs	262	252	366
	Americas adjusted EBITDA	137,752	132,958	113,505

	EMEA income from operations	27,279	17,466	11,471
	EMEA depreciation, amortization and accretion expense	17,312	19,776	16,844
	EMEA stock-based compensation expense	2,164	2,119	2,295
	EMEA acquisition costs	129	357	2
	EMEA adjusted EBITDA	46,884	39,718	30,612

	Asia-Pacific income from operations	11,901	8,265	12,515
	Asia-Pacific depreciation, amortization and accretion expense	16,189	15,310	9,199
	Asia-Pacific stock-based compensation expense	1,788	1,684	1,398
	Asia-Pacific acquisition costs	636	196	47
	Asia-Pacific adjusted EBITDA	30,514	25,455	23,159

	Adjusted EBITDA	$215,150	$198,131	$167,276

(9)	We define cash gross margins as cash gross profit divided by revenues.

	Our cash gross margins by geographic region is presented below:

	Americas cash gross margins	71%	69%	70%

	EMEA cash gross margins	65%	61%	58%

	Asia-Pacific cash gross margins	65%	62%	63%

(10)	We define adjusted EBITDA margins as adjusted EBITDA divided by revenues.

	Americas adjusted EBITDA margins	48%	48%	49%

	EMEA adjusted EBITDA margins	46%	42%	37%

	Asia-Pacific adjusted EBITDA margins	49%	43%	48%

(11)	We define adjusted EBITDA flow-through rate as incremental adjusted EBITDA growth divided by incremental revenue growth as follows:

	Adjusted EBITDA - current period	$215,150	$198,131	$167,276
	Less adjusted EBITDA - prior period	(198,131)	(191,628)	(148,947)
	Adjusted EBITDA growth	$17,019	$6,503	$18,329

	Revenues - current period	$452,200	$431,312	$363,029
	Less revenues - prior period	(431,312)	(417,601)	(345,244)
	Revenue growth	$20,888	$13,711	$17,785

	Adjusted EBITDA flow-through rate	81%	47%	103%

CONTACT:
Equinix Investor Relations:
Equinix, Inc.
Katrina Rymill, 650-598-6583
krymill@equinix.com
Jason Starr, 650-598-6020
jstarr@equinix.com
or
Equinix Media:
Equinix, Inc.
Melissa Neumann, 650-598-6098
mneumann@equinix.com
or
GolinHarris for Equinix, Inc.
Liam Rose, 415-318-4380
lrose@golinharris.com